Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-Off and Delinquency Metrics
As of and for the month ended April 30, 2020

	Loans Held for Investment		Net Charge-Offs		30+ Day Performing Delinquencies(5)		Nonperforming Loans
(Dollars in millions, except as noted)	Average	Period-End	Amount	Rate(1)	Amount	Rate(2)	Amount	Rate(3)
Credit Card:(4)
Domestic	$104,618	$102,181	$429	4.93%	$3,653	3.58%	N/A	N/A
Consumer Banking:
Auto(6)	61,157	61,184	89	1.74	2,171	3.55	$312	0.51%
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(1)
Net charge-off rate is calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.

(2)	30+ day performing delinquency rate is calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(3)	Nonperforming loan rate is calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)
Period-end loans held for investment and average loans held for investment include billed finance charges and fees. We recognize finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. Finance charges and fees that are charged off are reflected as a reduction in revenue.

(5)	Includes the impact of COVID-19 customer assistance programs.

(6)
Net charge-offs for our auto loan portfolio increased as compared to April 2019, driven by lower recoveries caused by the impacts of the COVID-19 pandemic, including our decision to temporarily pause involuntary repossession and disruptions in vehicle auction markets which limited our ability to sell repossessed assets.